Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2009, except for Notes 1, 7 and 9 as to which the date is July 8, 2009, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated July 9, 2009. We also consent to the incorporation by reference in this Registration Statement of our report dated June 23, 2009 relating to the financial statements, which appears in the Annual Report of Thermo Fisher Scientific Inc. 401(k) Retirement Plan on Form 11-K for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
September 14, 2009